Exhibit 99.1

www.casipharmaceuticals.com

FOR IMMEDIATE RELEASE:

CASI PHARMACEUTICALS ANNOUNCES CHINA NATIONAL MEDICAL PRODUCTS ADMINISTRATION (NMPA) APPROVAL OF CTA TO CONDUCT CONFIRMATORY CLINICAL TRIAL FOR ZEVALIN®

ROCKVILLE, Md. (February 19, 2019) – CASI Pharmaceuticals, Inc. (Nasdaq: CASI), a U.S. based pharmaceutical company with a platform to develop and accelerate the launch of pharmaceutical products and innovative therapeutics in China, U.S., and throughout the world, today announced that the National Medical Products Administration (NMPA) has approved the Company’s Clinical Trial Application (CTA) to allow for a confirmatory clinical trial to evaluate the efficacy and safety of ibritumomab tiuxetan injection (ZEVALIN®). Ibritumomab tiuxetan (ZEVALIN®) is a U.S. Food and Drug Administration (FDA)-approved product indicated for the treatment of patients with relapsed or refractory, low-grade or follicular B-cell non-Hodgkin's lymphoma (NHL) and is currently marketed in the U.S. by Spectrum Pharmaceuticals, Inc. (Spectrum). The Company previously acquired greater China rights to ZEVALIN® from Spectrum and intends to launch ZEVALIN® in China as soon as the confirmatory trial is completed and marketing approval is received from the NMPA.

The Company currently is addressing certain requirements provided by the Center for Drug Evaluation (CDE), a part of the NMPA; upon satisfying those requirements, the Company will start the ZEVALIN® clinical development program in China.

Ibritumomab tiuxetan (ZEVALIN®) is also indicated for the treatment of patients with previously untreated follicular non-Hodgkin's Lymphoma who achieve a partial or complete response to first-line chemotherapy. Ibritumomab tiuxetan (ZEVALIN®) builds on the combined therapeutic effects of a monoclonal antibody directed against the CD20 antigen, augmented with a beta-emitting radioisotope. Rituximab and rituximab biosimilars target the same CD20 antigen.

Wei-Wu He, Ph.D., the Company’s Executive Chairman commented, “We are extremely pleased with NMPA’s approval to start the confirmatory clinical trial for ZEVALIN® in China. This is another important milestone for CASI as the approval further demonstrates our team’s regulatory strength in working with the NMPA and the effective cross-border operations of our teams in the U.S. and China.”

CASI Pharmaceuticals, Inc. / 9620 Medical Center Drive / Suite 300 / Rockville, MD 20850

Phone 240.864.2600 / Fax 301.315.2437

About CASI Pharmaceuticals

CASI Pharmaceuticals (NASDAQ: CASI) is a U.S. based pharmaceutical company with a platform to develop and accelerate the launch of pharmaceutical products and innovative therapeutics in China, U.S., and throughout the world. CASI’s product pipeline features three U.S. Food and Drug Administration (FDA)-approved drugs in-licensed from Spectrum Pharmaceuticals, Inc. for China regional rights. These are currently in various stages in the regulatory process for market approval in China. The Company also acquired a portfolio of 25 FDA-approved abbreviated new drug applications (ANDAs), and four pipeline ANDAs that are pending FDA approval from Sandoz, and recently acquired an HBV ANDA from Laurus Labs. CASI is headquartered in Rockville, Maryland and has a wholly owned subsidiary and R&D operations in Beijing, China. More information on CASI is available at www.casipharmaceuticals.com.

About ZEVALIN and the ZEVALIN Therapeutic Regimen

ZEVALIN (ibritumomab tiuxetan) injection for intravenous use is indicated for the treatment of patients with relapsed or refractory, low-grade or follicular B-cell non-Hodgkin's lymphoma (NHL). ZEVALIN is also indicated for the treatment of patients with previously untreated follicular non-Hodgkin's Lymphoma who achieve a partial or complete response to first-line chemotherapy.

ZEVALIN is a CD20-directed radiotherapeutic antibody. The ZEVALIN therapeutic regimen consists of two components: rituximab, and Yttrium-90 (Y-90) radiolabeled ZEVALIN for therapy. ZEVALIN builds on the combined effect of a targeted biologic monoclonal antibody augmented with the therapeutic effects of a beta-emitting radioisotope.

Important ZEVALIN Safety Information

Deaths have occurred within 24 hours of rituximab infusion, an essential component of the ZEVALIN therapeutic regimen. These fatalities were associated with hypoxia, pulmonary infiltrates, acute respiratory distress syndrome, myocardial infarction, ventricular fibrillation, or cardiogenic shock. Most (80%) fatalities occurred with the first rituximab infusion. ZEVALIN administration can result in severe and prolonged cytopenias in most patients. Severe cutaneous and mucocutaneous reactions, some fatal, can occur with the ZEVALIN therapeutic regimen. Please see full Prescribing Information, including BOXED WARNINGS, for ZEVALIN and rituximab. Full prescribing information for ZEVALIN can be found at www.ZEVALIN.com.

Forward Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to the outlook for expectations for future financial or business performance, strategies, expectations and goals. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and no duty to update forward-looking statements is assumed. Actual results could differ materially from those currently anticipated due to a number of factors, including: risks relating to interests of our largest stockholders that differ from our other stockholders; the difficulty of executing our business strategy in China; the risk that we will not be able to effectively select, register and commercialize products from our recently acquired portfolio of abbreviated new drug applications (ANDAs);  our lack of experience in manufacturing products and uncertainty about our resources and capabilities to do so on a clinical or commercial scale; risks relating to the commercialization, if any, of our products and proposed products (such as marketing, safety, regulatory, patent, product liability, supply, competition and other risks); our inability to predict when or if our product candidates will be approved for marketing by the National Medical Products Administration authorities; our inability to enter into strategic partnerships for the development, commercialization, manufacturing and distribution of our proposed product candidates or future candidates; the volatility in the market price of our common stock; risks relating to the need for additional capital and the uncertainty of securing additional funding on favorable terms; risks associated with our product candidates; risks associated with any early-stage products under development;  risk that results in preclinical and early clinical models are not necessarily indicative of later clinical results; uncertainties relating to preclinical and clinical trials, including delays to the commencement of such trials; the lack of success in the clinical development of any of our products; and our dependence on third parties. Such factors, among others, could have a material adverse effect upon our business, results of operations and financial condition. We caution readers not to place undue reliance on any forward-looking statements, which only speak as of the date made. Additional information about the factors and risks that could affect our business, financial condition and results of operations, are contained in our filings with the U.S. Securities and Exchange Commission, which are available at www.sec.gov.

EVOMELA®, Marqibo® and Zevalin® are proprietary to Spectrum Pharmaceuticals, Inc. and its affiliates.

COMPANY CONTACT: CASI Pharmaceuticals, Inc. 240.864.2643 ir@casipharmaceuticals.com	INVESTOR CONTACT: Solebury Trout Jennifer Porcelli 646.378.2962 jporcelli@troutgroup.com Brennan Doyle 617.221.9005 BDoyle@troutgroup.com

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